Exhibit 4(a)14

[Translation from Hebrew]

Service Agreement

Drawn up and signed on September 29, 2008

between:

SUNY ELECTRONICS LTD.
of 48 Ben-Tsiyon Galis Street, Segula Industrial Zone, Petach-Tikva, Israel
(hereinafter – “Suny”)

of the first part;

and:

SCAILEX CORPORATION LTD.
of 48 Ben-Tsiyon Galis Street, Segula Industrial Zone, Petach-Tikva, Israel
(hereinafter – “Scailex”)

of the second part;

Whereas

Suny is a public company, whose shares are listed for trading on the Tel-Aviv Stock Exchange Ltd., and whereas it holds shares of Scailex, constituting some 64% of Scailex’s issued and paid-up share capital;

and whereas

concurrent with the signing of this Service Agreement, an agreement was signed between Suny and Scailex, under which Scailex is acquiring from Suny Suny’s operations in the cellular sector, as this term is defined in the agreement for the purchase of the operations (hereinafter – “Operations Purchase Agreement”), a copy of which is attached to this Service Agreement as an integral part thereof;

and whereas

Scailex desires to receive various services from Suny in relation to the operations being acquired by it in accordance with the Operations Purchase Agreement, as well as additional services, all as specified hereunder in this Service Agreement and in conformance with the conditions thereof;

Wherefore, the parties hereby agree and stipulate as follows:

1.	Recitals, Declarations and Clause Headings

1.1	The recitals to this Agreement, the declarations of the parties thereto and the appendices attached thereto constitute an integral part thereof.

1.2	This Agreement has been divided into sections, and clause headings have been added solely for the sake of convenience, and no use may be made thereof for purposes of interpreting this Agreement.

2.	Definitions

In this Agreement, the following terms shall have the meanings defined alongside them, unless the context of the matters dictates otherwise:

“The Services”:

(1)	Consulting and management services pertaining to:

(1.1)

the operations being acquired pursuant to the Operations Purchase Agreement, including all matters pertaining to the relationships and negotiations with Samsung and with the cellular operators in Israel, as well as pertaining to the relationships with the lessors of the properties in which branches of the chain of stores and the laboratories are housed;

	(1.2)	expansion of the operations being acquired in Israel and abroad;

	(1.3)	the identification and handling of business opportunities in this sector and in additional sectors abroad;

	(1.4)	consulting and management services to be provided by officeholders in the company.

(2)	Additional services:

	(2.1)	services of a security officer;

	(2.2)	payroll accounting services.

3.	The Service Agreement

3.1

Suny hereby undertakes to perform the Services for Scailex during the period of this Agreement and subject to the conditions thereof, and Scailex agrees and undertakes to purchase and accept the Services from Suny.

3.2

Suny undertakes to perform the Services professionally and skillfully, while fully cooperating and coordinating with other service-providers to Scailex, and, for this purpose, to devote all time necessary in order to perform the Services.

	3.3	Scailex shall make all of the information, equipment, records, etc., available to Suny that are under Scailex’s control and that are reasonably required for the purpose of performing the Services.

4.	The Period of the Agreement

4.1

This Agreement shall be in effect for a period of 60 months commencing as of the execution date of the Operations Purchase Agreement, and subject to the receipt of the approval of the competent organs, as stated below in clause 9.1.

4.2

Notwithstanding that stated above, it is agreed that either party has the right to terminate this Agreement by prior written notice delivered by it to the other party at least 90 days prior to the date it affixed for termination of the Agreement.

5.	Performance of the Services as an Independent Contractor

5.1

It is expressly agreed that the Services shall be performed by Suny as an independent contractor providing services for all intents and purposes, and that no employer-employee relations shall exist between Suny and Scailex.

5.2

Without derogating from that stated above, it is hereby agreed that, in the event that a competent tribunal or court of law shall rule that any of those providing services to Scailex is an employee in his relations with Scailex, Suny undertakes to indemnify Scailex and to reimburse it for any sum that Scailex shall be obligated to pay to any service-provider as stated, in respect whereof a ruling is issued that employer-employee relations exist between that service-provider and Scailex.

6.	The Consideration

6.1

In consideration for the Services, Scailex shall pay to Suny the sum of ILS 220,000.00 (two hundred and twenty thousand shekels) each month during the period of the Agreement, plus the sum equivalent to 2.5% of Scailex’s operating profit in the Sector of the Operations (as this term is defined in the Operations Purchase Agreement), as shall be recorded in Scailex’s audited or reviewed financial statements, as the case may be, in relation to the calendar quarter to which the financial statements relate (hereinafter – “the Service Fee”). In this regard, “Sector of the Operations” shall have the meaning defined for “Sphere of Activity” in section 3(a) of the First Addendum to the Securities Regulations (Details, Structure and Format of a Prospectus and Draft Prospectus), 5729 – 1969).

Scailex shall pay the Service Fee to Suny in respect of every calendar quarter by and no later than the 15th day after the publication of the financial statements of that quarter.

6.2

Without derogating from that stated above in clause 6.1, it is agreed that the payment for payroll accounting services, out of the Services, exceeds the sum of ILS 30,000 per month, and that each of the parties has the right to decide, at its discretion, to discontinue providing/receiving the payroll accounting services, by prior written notice of at least 60 days, which is to be delivered by one party to the other. If either party shall deliver notice of its decision to terminate the payroll accounting services, the management fee to be paid by Scailex to Suny shall be reduced by the sum of ILS 30,000 per month as of the termination date of the provision of payroll accounting services.

7.	Intellectual Property Rights

Suny declares and undertakes that all data, knowledge and information pertaining to the provision of the Services, including, and without derogating from the general purport of that stated above, trade names, formulas, patent rights, lists of customers, lists of suppliers and any other right (hereinafter – “the Rights”) belong solely to Scailex, and Suny undertakes not to make use of these Rights save within the scope of this Agreement and for the fulfillment of its obligations pursuant thereto. Suny further undertakes that for as long as this Agreement is in effect and for a period of two years after the Agreement expires, Suny shall safeguard the confidentiality of the intellectual property Rights and shall not disclose any information whatsoever pertaining to the Rights to any other person and/or body without Scailex’s prior written consent.

8.	Taxes and Payments

8.1

Value Added Tax that shall apply, if any, to the management fees and the rest of the payments to be paid to Suny pursuant to the provisions of this Agreement shall apply to Scailex and shall be paid by it to Scailex together with every payment pursuant to the provisions of this Agreement against a duly prepared tax invoice.

8.2

Income tax and all other taxes and levies (excluding V.A.T.) that shall apply to the Services, including all payments and taxes to Suny’s employees who shall be engaged in the performance of the Services, shall apply to Suny and shall be paid by it.

9.	General Provisions

9.1

The validity of this Agreement is contingent upon the receipt of all approvals required by law by the competent organs, including the General Assembly of Shareholders of Suny and of Scailex, taking into consideration, inter alia, the fact that the engagement for the performance of the Services in accordance with this Agreement is between two public companies, when one of them (Suny) is the controlling shareholder of the other (Scailex). Subject to the provisions of any law, the parties undertake to exert their best efforts to obtain the requisite approvals as stated as soon as possible.

If an approval as stated is not received within 90 days of the signing date of this Agreement, this Agreement shall expire and shall be voided, and the parties shall not have any allegation or claim against each other.

9.2

The parties undertake to safeguard in absolute confidentiality and not to disclose and/or to transmit in any other manner, any information, knowledge, plans, diagrams, documents, computer files, trade secrets, commercial secrets and any other information regarding the other party or any of its employees, or that the other party is obligated to safeguard in secrecy by virtue of any agreement or statute, which comes into their possession throughout the period of this Agreement (hereinafter – “Confidential Information”). To dispel any doubt, it is hereby clarified that the expression “confidential information” pursuant to this Agreement does not include information that was known to the recipient of the information before it was received from the other party, or which was publicized, or that was lawfully received from any third party lawfully possessing it, or information independently developed without relying on the information of the other party. The above undertaking shall not apply to disclosure of information required by law; in such instance, the disclosing party must notify the other party of its obligation to disclose the Confidential Information a reasonable length of time in advance, and shall minimize the disclosure of the Confidential Information to the extent permitted by law.

9.3	To dispel any doubt, it is hereby clarified that this Agreement shall in no way derogate from other arrangements between the parties in relation to topics not explicitly addressed in this Agreement.

9.4

Each of the parties to this Agreement undertakes not to assign or to transfer its rights and/or obligations pursuant to this Agreement to any other party without obtaining the other party’s prior written consent. Notwithstanding that stated above, each party to this Agreement shall be allowed to assign its rights and/or obligations pursuant to this Agreement to a corporation wholly owned by it, provided that it shall remain guarantor for the fulfillment of that corporation’s obligations pursuant to this Agreement.

9.5

This Agreement encompasses all that agreed upon between the parties in relation to the Services, as this term is defined in this Agreement, and pertaining thereto, and negates any representation, understanding or consent between Suny and Scailex in relation to the Services that was achieved, if any, prior to the signing of this Agreement. This Agreement nullifies the Support Services Agreement signed between the parties on July 17, 2008.

9.6	The parties undertake to conduct themselves inter se with fidelity and integrity.

9.7

Non-exercise of rights pursuant to this Agreement by one of the parties in respect of a breach by the other party shall in no way be deemed a waiver of those rights and/or a waiver in respect of that breach.

9.8	No amendment and/or addendum to this Agreement shall be valid unless drawn up in writing and signed by all parties to the Agreement.

9.9

The parties affix their addresses for the purposes of this Agreement as specified in the recitals to this Agreement. Any notice sent by one party to the other by registered mail according to its address above shall be deemed as if having arrived at the addressee 72 hours after having been delivered for dispatch at the post office, and, if personally delivered and/or transmitted by facsimile and/or similar message transmission device – at the time of transmission thereof.

In witness whereof, the parties have hereunto signed:

/s/ Yahel Shachar /s/ Shachar Rachim	/s/ Ilan Ben Dov /s/ Shachar Landau

Scailex Corporation Ltd.	Suny Electronics Ltd.